Moody National REIT I, Inc. 10-Q

Exhibit 10.2

Moody National Advisor I, LLC
6363 Woodway Drive, Suite 110
Houston, Texas  77057

March 26, 2013

Moody National Advisor I, LLC 6363 Woodway Drive, Suite 110 Houston, Texas 77057

Ladies and Gentlemen:

Moody National Advisor I, LLC (the “Advisor”), Moody National Operating Partnership I, L.P. (the “Operating Partnership”), Moody Realty Company, L.P. and Moody National REIT I, Inc. (the “REIT”) are parties to that certain Amended and Restated Advisory Agreement, dated as of August 14, 2009 (as subsequently amended, the “Advisory Agreement”).  Capitalized terms used herein that are not otherwise defined have the respective meanings given to them in the Advisory Agreement.

1.	Waiver of Asset Management Fee.

            Pursuant to Section 9(e) of the Advisory Agreement, the Advisor is entitled to receive an “Asset Management Fee” in an amount equal to one-twelfth of 1.0% of the aggregate cost (before non-cash reserves and depreciation) of all investments the REIT owns, including acquisition fees, origination fees, acquisition origination expenses and any debt attributable to such investments. The Advisor may elect to waive the payment of the Asset Management Fee in any month pursuant to a waiver executed by each of the parties to the Advisory Agreement.  Pursuant to Section 27 of the Advisory Agreement, the Advisor hereby irrevocably waives the Asset Management Fee due to the Advisor from the REIT for the months of January 2013, February 2013 and March 2013.

 2.           Waiver of Reimbursable Expenses.

            Pursuant to Section 10(a) of the Advisory Agreement, the Advisor is entitled to reimbursement by the REIT for all of the Total Operating Expenses paid or incurred by the Advisor in connection with the services it provides to the REIT and the Operating Partnership pursuant to the Advisory Agreement; provided, however, the REIT shall not reimburse the Advisor at the end of any fiscal quarter in which Total Operating Expenses for the four consecutive fiscal quarters then ended exceed the greater of 2% of Average Invested Assets or 25% of Net Income for such year.  Pursuant to Section 27 of the Advisory Agreement, the Advisor hereby irrevocably waives all expenses reimbursable to the Advisor pursuant to the Advisory Agreement for the fiscal quarter ended March 31, 2013 (“Waiver Period”) to the extent such expenses have not been reimbursed to the Advisor as of the date hereof.   The Advisor further acknowledges that all expenses incurred directly by the REIT and incurred by the Advisor on the REIT’s behalf during the Waiver Period shall be paid by the Advisor on behalf of the REIT.

March 26, 2013

3.           Continuing Obligation to Reimburse Organization and Offering Expenses.

For the avoidance of doubt, nothing herein shall constitute a waiver of the obligation of the REIT to reimburse the Advisor and its Affiliates for Organization and Offering Expenses.

4.           Ratification; Effect on Advisory Agreement.

(a)              Ratification.  The Advisory Agreement, as amended by this letter agreement, shall remain in full force and effect and is hereby ratified and confirmed in all respects.

(b)              Effect on the Advisory Agreement.  On and after the date hereof, each reference in the Advisory Agreement to “this Agreement,” “herein,” “hereof,” “hereunder,” or words of similar import shall mean and be a reference to the Advisory Agreement as amended hereby.

5.            Miscellaneous.

(a)           Governing Law.  This letter agreement and the legal relations between the parties hereto shall be construed and interpreted in accordance with the internal laws of the State of Maryland.

(b)           Modification.  This letter agreement shall not be changed, modified, or amended, in whole or in part, except by an instrument in writing signed by the parties hereto, or their respective successors or assignees.

(c)           Headings.  The titles and headings of the sections and subsections contained in this letter agreement are for convenience only, and they neither form a part of this letter agreement nor are they to be used in the construction or interpretation hereof.

(d)           Severability.  The provisions of this letter agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

March 26, 2013

(e)           Counterparts.  This letter agreement may be executed in multiple counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This letter agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.  This letter agreement, to the extent signed and delivered by means of electronic mail or a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were an original signed version thereof delivered in person.  No party hereto shall raise the use of electronic mail or a facsimile machine to deliver a signature or the fact that any signature was transmitted or communicated through the use of electronic mail or a facsimile machine as a defense to the formation or enforceability of a contract and each party hereto forever waives any such defense.

Very truly yours,

Moody National Advisor I, LLC

By:	/s/ Brett C. Moody
Brett C. Moody
President and Chief Executive Officer

March 26, 2013

Acknowledged and Agreed on the ___ day of March, 2013:

Moody National REIT I, Inc.

By:	/s/ Brett C. Moody_________________
Name:	Brett C. Moody
Title:	President

Moody National Operating Partnership I, L.P.

By:	Moody National REIT I, Inc., its general partner

By:	/s/ Brett C. Moody_________________
Name:	Brett C. Moody
Title:	President

Moody National Realty Company, L.P.

By:	/s/ Brett C. Moody_________________
Name:	Brett C. Moody
Title:	President